UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 15, 2005

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2005, ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd. and ACE INA Holdings Inc (collectively, the Borrowers) entered into a syndicated revolving credit agreement (the Credit Agreement) with various banks and other financial institutions. The Credit Agreement is unsecured, permits the Borrowers to obtain loans and letters of credit in an aggregate amount not at any time exceeding $600,000,000 and replaces an existing revolving credit facility that was terminated on the same date.

Under the Credit Agreement, the Borrowers pay interest at LIBOR plus a margin that is based upon the credit ratings of ACE Limited (the Ratings) and the amount of usage under the Credit Agreement. The Borrowers also pay a facility fee on the entire amount available under the Credit Agreement and a fee on the amount of each letter of credit, in each case based upon the Ratings.

The covenants in the Credit Agreement are substantially similar to covenants in other ACE group credit facilities, including the terminated credit facility, and include limitations on liens, substantial asset sales and mergers. The Credit Agreement also contains financial covenants that require ACE Limited to:

(i) maintain minimum consolidated net worth of not less than $6.447 billion (subject to an annual reset provision) plus 25 percent of cumulative net income from December 31, 2004 plus 50 percent of the net proceeds of any issuance of equity interests subsequent to December 31, 2004; and

(ii) maintain a ratio of total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15% of total capitalization) to total capitalization of not greater than 0.35 to 1.

The Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Paul Medini
Paul Medini
Chief Accounting Officer

DATE: December 21, 2005